(d)(1)(A)(i)

AMENDED SCHEDULE A

The Series of Voya Investors Trust, as described in the attached Amended and Restated Investment Management Agreement, to which Directed Services LLC shall act as Manager, are as follows:

Series

VY® FMR® Diversified Mid Cap Portfolio

Voya High Yield Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

Voya Limited Maturity Bond Portfolio

Voya Liquid Assets Portfolio

VY® Morgan Stanley Global Franchise Portfolio

Voya Multi-Manager Large Cap Core Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

VY® Templeton Global Growth Portfolio

Voya U.S. Stock Index Portfolio

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Directed Services LLC (the “Manager”) to the following Series of the Voya Investors Trust (the “Trust”), pursuant to the attached Investment Management Agreement, the Trust will pay the Manager a fee, payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of that Series.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
VY® T. Rowe Price Capital Appreciation Portfolio(1) VY® T. Rowe Price Equity Income Portfolio(1) VY® Invesco Growth and Income Portfolio(1)	0.750% first $750 million in combined assets of these Series; 0.700% next $1.25 billion; 0.650% next $1.5 billion; and 0.600% on assets in excess of $3.5 billion
VY® FMR® Diversified Mid Cap Portfolio	0.650% on first $800 million in assets; 0.600% on the next $700 million in assets; and 0.58% on assets in excess of $1.5 billion
Voya High Yield Portfolio	0.490% on first $1 billion; 0.480% on next $1 billion; and 0.470% on assets in excess of $2 billion
VY® JPMorgan Emerging Markets Equity Portfolio	1.250%
VY® JPMorgan Small Cap Core Equity Portfolio	0.900% on first $200 million; 0.850% on next $300 million; 0.800% on next $250 million; and 0.750% on assets in excess of $750 million

(1)         For purposes of calculating fees under this Agreement, the assets for VY® T. Rowe Price Capital Appreciation Portfolio, VY® T. Rowe Price Equity Income Portfolio, and VY® Invesco Growth and Income Portfolio shall be aggregated with the assets of the VY® Clarion Real Estate Portfolio, a series of Voya Investors Trust, which is not a party to this Agreement.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
Voya Limited Maturity Bond Portfolio(2) and Voya Liquid Assets Portfolio(2)	0.350% on first $200 million in combined assets of these Series; 0.300% on next $300 million; and 0.250% on assets in excess of $500 million
VY® Morgan Stanley Global Franchise Portfolio	1.000% first $250 million; 0.900% next $250 million; and 0.750% on assets in excess of $500 million
Voya Multi-Manager Large Cap Core Portfolio	0.725% on first $500 million; 0.675% on next $500 million; and 0.625% on assets in excess of $1 billion
VY® Templeton Global Growth Portfolio	0.960% on first $250 million; 0.860% on next $250 million; and 0.760% on assets in excess of $500 million
Voya U.S. Stock Index Portfolio	0.260%

(2)         For purposes of calculating the fees under this Agreement, the assets of Voya Limited Maturity Bond Portfolio and Voya Liquid Assets Portfolio shall be aggregated.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.